Exhibit 10.1

SUPPLEMENTAL LEASE EXTENSION AND MODIFICATION AGREEMENT

     This Supplemental Lease Extension and Modification Agreement is made and entered into as of the 29th day of September, 2011, between KINGFISHER, LLC, a New York limited liability company having its principal place of business at PO Box 370, 1133 Route 295, East Chatham, New York 12060 (“Landlord”) and MTI MICROFUEL CELLS, INC., a New York corporation having its principal place of business at 431 New Karner Road, Albany, New York 12205 (“Tenant”), as Assignee of MECHANICAL TECHNOLOGY, INCORPORATED (“Original Tenant”).

PRELIMINARY STATEMENT

     The Landlord and Original Tenant entered into a Lease Agreement (“Lease”) dated April 2, 2001, as amended by the following Amendments thereto: First Amendment to Lease dated March 13, 2005, Second Amendment to Lease dated December 12, 2005, Third Amendment to Lease dated August 7, 2006, Fourth Amendment to Lease dated August 6, 2007, Fifth Amendment to Lease dated March 31, 2009, Sixth Amendment to Lease executed by Landlord, Original Tenant and Tenant dated January 1, 2010, Seventh Amendment to Lease between Landlord and Tenant dated July 28, 2010, Lease Extension and Modification Agreement dated April 14, 2011 (the “1st Lease Extension Agreement”), and a further Lease Extension and Modification Agreement II dated July 18, 2011 (the “Further Lease Extension Agreement”), for that certain premises at 431 New Karner Road, Albany, New York, consisting of 20,000 Net Usable Square Feet.

     Landlord and Tenant desire to extend the current Lease for an additional two (2) years and seven (7) months, as hereinafter set forth and otherwise modify the terms and provisions of the Lease as hereinafter set forth.

     NOW, THEREFORE, the Landlord and Tenant agree to the following:

1.	The Lease and Amendments as last amended by Lease Extension and Modification Agreement II are hereby reinstated in full.

2.	The term of the Lease shall commence on September 1, 2011 and expire on March 31, 2014.

3.	The Net Usable Square Feet shall be 20,000 Net Usable Square Feet.

4.	Landlord acknowledges receipt of the rent due September 1, 2011 in the amount of $5,000.

5.	Commencing with the rental payment due October 1, 2011 and continuing through and including March 31, 2012, the Base Rent shall be $72,000 per year, payable in equal monthly installments of $6,000 each on the 1st day of each and every month throughout the term aforesaid, that is October 1, 2011 through March 1, 2012.

6.	Tenant in addition to the Base Rent, shall make a single payment to Landlord during the 1st week of October, 2011 in the amount of $18,432.75. This payment is in full and final satisfaction of the obligation to pay such amount under the provisions of paragraph 5 of the Sixth Amendment to the Lease.

7.	Tenant shall have a single option to terminate this Lease exercisable only during the month of March, 2012, only in the event Tenant does not receive either a Department of Energy grant of $1,000,000 or greater for which Tenant has already applied, or a Department of Defense Contract of $1,000,000 or greater as to which the Tenant has submitted a bid. Tenant agrees to use its best efforts in order to obtain either or both of the Department of Energy grant and the Department of Defense contract.

8.	In the event the Tenant terminates this Lease as provided herein during the month of March, 2012, then in such event Tenant’s sole rental obligation to Landlord for Base Rent and Additional Rent during the period of this Lease from September 1, 2011 through March 31, 2012, shall be the rental obligations provided for during those periods of time set forth in paragraphs 5 and 6 above. Other than the rental obligation, Tenant shall continue to abide by and be obligated to perform all of the other terms and provisions of the Lease.

9.	In the event the Tenant is awarded either the Department of Energy grant already applied for or the Department of Defense Contract already bid upon, each as described in Section 7 above, then in such event, commencing on the 1st day of the month immediately following the date Tenant receives formal notification of the receipt of such grant or contract, the Base Rent shall be increased from $6,000 per month to $17,500 per month, plus the Tenant’s proportionate share of taxes, insurance and other building operating expenses as set forth in the original Lease, making Tenant’s total amount due $23,451.57 per month. Tenant shall otherwise perform all other terms and provisions of the Lease and all prior amendments, except as modified by this “Supplemental Lease Extension and Modification Agreement.”

10.	Landlord hereby waives, release and relinquished any claim for past due rent and additional rent prior to September 1, 2011.

11.	Except as modified herby, all of the terms and provisions of the Lease Agreement and all prior Amendments are hereby ratified and confirmed by the parties in all respects.

IN WITNESS WHEREOF, Landlord and Tenant have signed this Supplemental Lease Extension and Modification Agreement as of the day and year first above written.

Landlord:

KINGFISHER, LLC

/s/ Edward L. Hoe, Jr., Member Manager
By: Edward L. Hoe, Jr., Member Manager

Tenant:
MTI MICROFUEL CELLS INC.

/s/ Peng L. Kim, Chief Executive Officer
By: Peng K. Lim, Chief Executive Officer